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                               Getty Investments L.L.C.
                                  1325 Airmotive Way
                                      Suite 262
                                    Reno, NV 89502

                                  February 9, 1998
Getty Images, Inc.
101 Bayham Street
London NW1 0AG England

Dear Sirs:

          Getty Investments L.L.C., a limited liability company organized under the laws of the State of Delaware ("GETTY INVESTMENTS"), hereby subscribes for and offers to purchase, upon and subject to the conditions set forth below, 1,518,644 validly issued, fully paid and nonassessable shares (the "SHARES") of Common Stock, par value $0.01 per share ("COMMON STOCK"), of Getty Images, Inc., a Delaware corporation ("GETTY IMAGES"), and to pay therefor in lawful money $18.4375 per share or $28 million in the aggregate, by wire transfer in immediately available funds.

          The obligations of Getty Investments to subscribe for, and the obligations of Getty Images to issue to Getty Investments, the Shares pursuant to this agreement shall be subject to:

     (i) completion, on or prior to February 9, 1998, of the transactions contemplated in the Merger Agreement, dated as of September 15, 1997, among Getty Images, Getty Communications plc, PhotoDisc, Inc. and Print Merger, Inc.;
     (ii) the execution and delivery by the Company and Getty Investments of the Registration Rights Agreement between the Company and Getty Investments, substantially in the form agreed between the parties prior to the date hereof;
     (iii) the execution and delivery by the Company, Getty Investments and the Investors named therein of the Restated Shareholders Agreement among the Company, Getty Investments and the Investor named therein, substantially in the form agreed between the parties prior to the date hereof; and
     (iv) Getty Investments having received a legal opinion from Shearman & Sterling substantially in the form agreed between the parties prior to the date hereof.

            Getty Investments hereby represents and warrants to Getty Images that:

     (i) it understands and acknowledges that the issuance and subscription of the Shares pursuant to this letter agreement have not been, and will not be, registered under the the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"), and that the Shares will be issued to it in a transaction that


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            is exempt from the registration requirements of the Securities Act in reliance upon the representations and warranties of Getty Investments in this agreement. It understands and acknowledges that the Shares cannot be offered or resold within the United States or to or for the account or benefit of U.S. persons except pursuant to registration under the Securities Act or an available exemption from registration and it agrees that it shall not resale the Shares except in compliance with applicable securities laws;
     (ii) it is purchasing the Shares for its own account for investment and not with a view to, or for resale in connection with, the distribution hereof, and it has no present intention of distributing any thereof;
     (iii) it understands and acknowledges that all certificates representing the Shares shall bear, in addition to any other legends required under applicable securities laws, the following legend:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise tranferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.";

     (iv) it is an accredited investor within the meaning of Regulation D under the Securities Act and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares pursuant to this agreement;
     (v) it has the financial ability to bear the economic risk of its investment in the Shares pursuant to this agreement, it is aware that it may be required to bear the economic risk of its investment in the Shares for an indefinite period of time and it has no need for liquidity with respect to its investment therein at this time;
     (vi) the Shares were not offered or sold to Getty Investments by any form of general solicitation or general advertising; and
     (vii) it has been furnished with a copy of the prospectus of Getty Images, Inc. dated January 7, 1998 and has been given the opportunity to ask questions of, and receive answers from, Getty Images concerning the terms and conditions of its investment in the Shares and other matters pertaining to its investment in the Shares.

            This letter agreement shall be governed by the laws of the State of New York and shall only be amended by written consent of Getty Investments and Getty Images.


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            Please confirm the above and accept this offer by signing in the space provided below.

                                             Very truly yours,

                                             GETTY INVESTMENTS L.L.C.


                                             By: /s/ Jan D. Moehl
                                                -------------------------
                                                  Name: Jan D. Moehl
                                                  Title: Officer


Accepted and confirmed
as of February 9, 1998:

GETTY IMAGES, INC.


By: /s/ Mark Getty
   ---------------------------
     Name:  Mark Getty
     Title: President